EXHIBIT 11

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Offering Statement on Form 1-A of our independent auditors’ report dated April 29, 2020 on our audits related to the consolidated financial statements of StartEngine Crowdfunding, Inc., which comprise the consolidated balance sheets as of December 31, 2019 and 2018 and the related consolidated statements of operations and comprehensive loss, stockholders’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

Very truly yours,

/s/ dbbmckennon

Newport Beach, California

March 15, 2021